EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169568, 333-146768, 333-109962, 333-100842, and 333-72990) and the Registration Statement on Form S-3 (No. 333-54006), respectively, of our reports dated June 12, 2013, with respect to the consolidated financial statements and schedule of Daktronics, Inc., and the effectiveness of internal control over financial reporting of Daktronics, Inc., included in this Annual Report (Form 10-K) for the year ended April 27, 2013.

/s/Ernst & Young LLP
Minneapolis, Minnesota
June 12, 2013